Exhibit 10.13(b)

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

This Separation Agreement and Mutual General Release (referred to as "Agreement") is by and between Andrew P. Daly (referred to as "EXECUTIVE") and Vail Resorts, Inc. and its wholly owned subsidiary, Vail Associates, Inc. (referred to together as "COMPANY"). EXECUTIVE and the COMPANY may be referred to collectively as the "Parties".

WHEREAS, EXECUTIVE and the COMPANY are parties to that certain Employment Agreement dated October 1, 2000 ("Employment Agreement");

WHEREAS, pursuant to Section 3. (c) of the Employment Agreement, the parties agree that on October 31, 2002, EXECUTIVE's active employment with the COMPANY will terminate ("active employment end date"); and

WHEREAS, EXECUTIVE and the COMPANY agree that the Parties wish to avoid the expense and uncertainty of a dispute between the Parties regarding EXECUTIVE's employment and termination of employment with the COMPANY.

In consideration of the mutual promises contained in this Agreement, the COMPANY and the EXECUTIVE agree as follows:

1. EXECUTIVE and the COMPANY agree that after EXECUTIVE's active employment end date, EXECUTIVE will no longer perform personal/professional services as an employee of the COMPANY. COMPANY will pay EXECUTIVE all wages with accrued and unpaid paid-time-off pay through EXECUTIVE's active employment end date, less whatever deductions the law requires. Notwithstanding the foregoing, EXECUTIVE will remain on the COMPANY's payroll at his current Base Salary until the first anniversary of the active employment end date, i.e. October 31, 2003 ("inactive employment end date"), unless EXECUTIVE secures employment with a different employer in which event Paragraphs 3 and 4 shall control. The EXECUTIVE shall receive such salary continuation on the same periodic basis as the COMPANY otherwise make payroll payments and a prorated bonus pursuant to paragraph 3. (c)(ii) of the Employment Agreement. The EXECUTIVE shall not, however, accrue or receive any paid time off pay after EXECUTIVE's active employment end date and said salary continuation payments shall not be eligible to participate in the COMPANY's 401k plan(s) nor will any deductions or matching contributions for the COMPANY's 401k plan(s) be made after EXECUTIVE's active employment end date.

2. In addition to the salary continuation provided for in Paragraph 1 above and as additional consideration for EXECUTIVE entering into this Agreement, the COMPANY agrees that except as provided for in Paragraph 4 below, COMPANY shall provide continued health, disability and life insurance benefits through Executives inactive employment end date. Any EXECUTIVE contributions related to providing such benefits shall be deducted from the salary continuation payments set forth in Paragraph 1 above.

3. EXECUTIVE and COMPANY understand and agree that, if EXECUTIVE obtains and begins employment with another employer prior to EXECUTIVE's inactive employment end date, EXECUTIVE agrees to provide COMPANY immediate notice and EXECUTIVE agrees not to begin employment with another employer for three (3) business days after giving such notice in order to give COMPANY the opportunity to remove EXECUTIVE from the COMPANY's payroll. EXECUTIVE shall be paid any remaining but unpaid salary continuation payments provided for in Paragraph 1 above in a lump sum, within ten (10) days after receipt of said notice from EXECUTIVE.

4. EXECUTIVE and COMPANY understand and agree that if EXECUTIVE obtains and begins employment with another employer, or EXECUTIVE otherwise obtains other health, disability or life insurance benefit coverage during the benefit continuation period set forth in Paragraph 2 above, EXECUTIVE's health, disability and life insurance benefits shall be discontinued upon the effective date of such other employment or benefit coverage with the other provider(s), as the case may be. The COMPANY shall reimburse EXECUTIVE a pro rata amount for any contributions previously made by EXECUTIVE to receive such benefits, to the extent the contributions relate to periods after termination of the benefits. Notwithstanding the foregoing, this Paragraph 4 shall not be construed to limit EXECUTIVE's eligibility to continue to participate in the COMPANY's health insurance benefits after the inactive employment end date as required by law (i.e. COBRA). To the extent the Company is required to provide medical coverage to the EXECUTIVE and his dependents under COBRA after the inactive employment end date, the Company agrees to pay (for up to 18 months after the inactive employment end date) the premium cost of COBRA coverage for EXECUTIVE and his dependents in excess of the rate that would have been paid by EXECUTIVE if still on the Company's payroll.

5. EXECUTIVE agrees:

(a) to cooperate with and assist the COMPANY whenever reasonably possible, so that all EXECUTIVE's duties, responsibilities and pending matters can be transferred in an orderly way;

(b) to return all COMPANY materials that may have been issued to EXECUTIVE, including, but not limited to, books, credit cards, cash advances and to file an outstanding final expense report;

(c) not to use or to disclose, either directly or indirectly, to anyone not connected with the COMPANY any confidential information or trade secrets which EXECUTIVE obtained during the term of his employment with the COMPANY; and

(d) not to make any copies for use outside of the COMPANY of any client lists or any memoranda, books, records, or documents which contain confidential information or trade secrets belonging to the COMPANY.

6. It is understood and agreed that only the payments made through EXECUTIVE's active employment end date, will be considered benefit earnings for applicable benefit plans of the COMPANY. Any other monies paid to EXECUTIVE pursuant to this Agreement shall not constitute earnings for benefit plan purposes.

7. In return for the consideration and other promises by COMPANY described in this Agreement, the EXECUTIVE for himself and his representatives, heirs, and assigns, hereby releases and discharges COMPANY, and any predecessor, successor, parent, affiliate, or subsidiary company of the COMPANY, their present and former officers, directors, employees, agents, representatives, legal representatives, accountants, successors, and assigns, from all claims, demands, and actions of any nature, known or unknown, that he may have against COMPANY and/or related companies, their officers, directors, and/or employees, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of his employment with COMPANY, and the termination of that employment, including, but not limited to, any rights or claims under the Colorado Anti-Discrimination Act, Colo. Rev. Stat. Section 21-34-401, et seq.; Federal Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; Federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; Federal Civil Rights Act of 1964, as amended, 42 U.S.C., Section 2000e, et seq.; Federal Vocational Rehabilitation Act, 29 U.S.C. Section 701, et seq.; Federal Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. Section 1981; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any claims in the nature of tort or contract claims, including specifically but not limited to any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of his employment with the COMPANY. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that his release and waiver shall not apply to any rights which, by law, may not be waived; to rights and claims which arise from acts or events occurring after the effective date of this Agreement; or to claims for breach of this Agreement. The EXECUTIVE also specifically covenants that he will not bring suit or file any charge, grievance or complaint, of any nature in relation to any claim or right waived herein.

SUMMARY OF RELEASE AND WAIVER OF CLAIMS: Please read the immediately preceding paragraph carefully and have it explained to you by your attorney. In general summary, but without limiting that paragraph, what the paragraph says and what you, EXECUTIVE, agree to do by executing this Agreement is to give up your right to pursue any legal claim which you might have against the COMPANY (Vail Associates, Inc.) and related companies (Vail Resorts, Inc.), their officers, directors and/or employees. It applies whether or not you are aware of the claims. It applies to claims which arose (meaning the important facts and occurrences which create or support the claim happened) at any time up to and including the time of your execution of this Agreement. It does not apply to any claims which might arise (meaning that the important facts or occurrences, which create or support the claim happen) after the date of execution of this Agreement. As stated above, the release and waiver includes, but is not limited to, any and all claims arising from your employment or the termination of your employment with the COMPANY. Such claims would include claims of employment discrimination or wrongful discharge and claims arising under any federal, state, and local laws, including, but not limited to, those listed by name above. Once you have entered into this Agreement, you have agreed not to seek to bring those claims in a court or other forum at any time in the future. In effect, you are exchanging your right to bring or pursue those claims, whether they are worth anything or not, for the actions to be taken for your benefit by the COMPANY and other promises in this Agreement.

8. In return for the consideration and other promises by EXECUTIVE described in this Agreement, the COMPANY for itself and any affiliate or subsidiary of the COMPANY, hereby releases and discharges EXECUTIVE and his heirs from all claims, demands, and actions of any nature, known or unknown, that the COMPANY may have against EXECUTIVE, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of his employment with the COMPANY. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that his release and waiver shall not apply to any rights which, by law, may not be waived; to rights and claims which arise from acts or events occurring after the effective date of this Agreement; or to claims for breach of this Agreement.

9. EXECUTIVE understands and agrees that, if he should attempt to prosecute claims waived in Paragraph 7 above in a court or other forum and if he is allowed to do so despite the release and waiver of such claims stated in this Agreement, to the extent allowable under applicable law, he immediately forfeits any right to the consideration listed in Paragraphs 1 (other than that paid through EXECUTIVE's active employment end date) and 2, above, and to all other promises of COMPANY in this Agreement, and he must return and/or take such other steps, as are necessary to reimburse the COMPANY for all expenses, costs and losses of any nature, incurred in providing the consideration and to divest himself of any benefits realized by him as a result of his receipt of the consideration. To the extent allowable under applicable law, he must do so immediately upon receipt of a written demand from the COMPANY, and his failure to do so shall be grounds for a stay of his prosecution of the claim until such time as he has complied fully.

10. The entry into this Agreement by the Parties is not and shall not be construed to be an admission of any act, practice or policy by the COMPANY in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Agreement shall not constitute evidence of any such proscribed or wrongful act, practice or policy by the COMPANY.

11. The Parties agree that this Agreement shall not be tendered or admissible as evidence in any proceeding by either Party for any purpose, except that this Agreement may be offered as evidence in a proceeding involving one or both of the Parties in which this Agreement or any part of this Agreement, an alleged breach of this Agreement, the enforcement of this Agreement, and/or the validity of any term of this Agreement is at issue.

12. Except as may be required by applicable law or the disclosure rules of applicable securities law or the New York Stock Exchange relating to the COMPANY, the COMPANY and the EXECUTIVE will refrain from disclosing to any person or entity the terms and conditions of this Agreement. The EXECUTIVE may, however, disclose this Agreement to the EXECUTIVE's immediate family, legal counsel, and tax advisor, as necessary, provided that they are instructed and agree, not to disclose the terms and conditions to anyone, and COMPANY may disclose to such personnel on a need to know basis for their job function or expert advice. EXECUTIVE understands and agrees that the COMPANY may include the terms of this Agreement in its proxy statement, and may file this Agreement as an exhibit to any public filing if required by applicable law and rules and regulations.

13. The COMPANY advises the EXECUTIVE to consult with an attorney before signing this Agreement.

14. EXECUTIVE acknowledges the adequacy and sufficiency of the consideration for his promises set forth in this Agreement. EXECUTIVE is estopped from raising and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided under this Agreement.

15. EXECUTIVE hereby acknowledges his understanding that, had he wished to do so, he could have taken up to twenty-one (21) days to consider this Agreement, that he has read this Agreement and understands its terms and significance, and that he executes this Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of this Agreement and, if he has chosen to consult with an attorney, having had all terms and their significance fully explained to him by his attorney.

16. EXECUTIVE hereby certifies his understanding that he may revoke this Agreement, as it applies to him, within seven (7) days following execution of this Agreement and that this Agreement, as it applies to him, shall not become effective or enforceable until that revocation period has expired. He also understands that, should he revoke this Agreement within the seven-day period, this Agreement, as it applies to him, would be voided in its entirety.

17. This Agreement shall be binding upon the Parties, their heirs, successors and assigns and embodies the entire Agreement of the Parties. There are no promises, terms, conditions, or obligations other than those contained herein; and this contract shall supersede all previous communications, representations or agreements, either oral or written, between the Parties, including (except as otherwise expressly provided herein) the Employment Agreement.

18. There may be no modification of this Agreement, except in writing, executed with the same formalities as this Agreement.

19. All options to purchase stock of Vail Resorts, Inc. and restricted shares of stock of Vail Resorts, Inc. held by EXECUTIVE which were unvested on the date of execution of this Agreement shall be forfeited to the COMPANY and have no further force or effect as of such date.

20. Notwithstanding any provision in this Agreement to the contrary (other than the proviso in this Paragraph 20 below), Sections 3 (c), 4, 5, 6, 7 and 8 of the Employment Agreement shall survive in accordance with their terms; provided, however, that clause (ii) of Section 4 of the Employment Agreement is amended by deleting the words "states of Colorado and Utah" and replacing them with "State of Colorado", so that the Executive's noncompetition covenant will apply only in the State of Colorado.

21. All items provided for herein shall be net of applicable income and employment taxes required to be withheld therefrom. EXECUTIVE agrees and understands that EXECUTIVE is responsible for paying all applicable income tax in respect of the payments and benefits provided under or in connection with this Agreement.

22. Any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall be governed by the laws of the State of Colorado and shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes then applicable, of the Judicial Arbiter Group, Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction.

23. The COMPANY and EXECUTIVE agree to the items set forth on Attachment A hereto, and by this reference incorporated herein.

EXECUTIVE	VAIL ASSOCIATES, INC.
_____________________________________	_____________________________________
Andrew P. Daly	Name: Martha Dugan Rehm
Signed this ____ day of October 2002.	Title: Senior Vice President
Signed this ___ day of October 2002.

VAIL RESORTS, INC.
_____________________________________
Name: Martha Dugan Rehm
Title: Senior Vice President and General Counsel
Signed this ____ day of October 2002.

Attachment A

to

Separation Agreement and Mutual General Release

In addition to Executive's entitlements otherwise set forth in the Agreement, the Parties also agree to the following provisions:

(1) Resolution of Existing Indebtedness.

Executive is indebted to the Company under two notes in the original principal amounts of $435,000 ("Note 1") and $300,000 ("Note 2"), respectively. Executive hereby agrees to pay or cause to be paid Note 1 in accordance with its terms, and Executive hereby agrees to pay or cause to be paid Note 2 in accordance with Section 2 (f) of the Employment Agreement.

(2) Counseling Services.

The Company shall provide to Executive and pay directly or reimburse Executive for the cost at professional reasonable rates of outplacement employment counseling services generally provided by the Company to employees and used by Executive during the period November 1, 2002 through October 31, 2003. Executive shall make the selection of any such counselor subject to the approval of the Company, which shall not be unreasonably withheld.

(3) Lifetime Skiing Privileges.

The Company agrees to issue or otherwise provide to Executive, his wife, Lucinda and their sons, Will and Andrew, Jr., lifetime ski passes to use, free of charge, all alpine and Nordic facilities at all ski resorts in which and while the Company has a majority equity interest. The level of ski benefits afforded to Executive and his family hereunder shall be at the highest level offered by the Company to any senior executive. Executive, on behalf of himself and his family, acknowledges that such lifetime benefits are not assignable and that each beneficiary thereof has the obligation to comply with the rules and regulations of general applicability established by the Company for the use of such ski facilities by the Company's customers and invitees. Executive shall be entitled to ten private ski instructor lessons at no cost to Executive during each of the eight twelve-month periods beginning November 1, 2002 (the first such twelve-month period shall begin on November 1, 2002 and the last such twelve-month period shall end on October 31, 2010).

(4) Red Sky Ranch Golf Club Membership.

(a) The Company agrees to provide to Executive, at the Company's expense, a full (i.e., golf, dining, social and other privileges) membership in the Red Sky Ranch Golf Club ("Red Sky"), which membership shall be owned and fully transferable by Executive in accordance with the rules and regulations of Red Sky generally applicable to its members.

(b) The Company agrees that Executive, at his sole cost and expense, shall have the right and option through October 31, 2005 to purchase at Red Sky's original offering price of $150,000 an additional membership in Red Sky, which membership Executive shall have the right to transfer and convey to the purchaser of any single family residence lot owned by Executive in Eagle County, Colorado. Executive acknowledges that any such membership transfer shall be in accordance with the rules and regulations of Red Sky generally applicable to its members.

(5) Specialty Sports Ventures ("SSV") Discount Privileges.

The Company shall provide to Executive and his immediate family discount purchasing privileges at SSV (or any successor thereto) for so long as the Company owns, directly or indirectly, a majority equity interest in SSV. The discount purchasing privileges afforded to Executive and his immediate family shall be the same as those afforded, from time to time, to senior executives of the Company.

(6) Club Dues.

The Company shall pay directly or reimburse Executive for all membership dues and assessments for the following clubs through October 31, 2003:

    Cascade Athletic Club
    Game Creek Club
    Passport Club
    Red Sky Ranch Golf Club
    Eagle Springs Golf Club

(7) Vail Valley Foundation Friends of Vail Benefits.

The Company shall provide the Executive, through October 31, 2003, with access to the benefits the Company receives by virtue of its contribution to the Vail Valley Foundation on a basis comparable to that which executive officers of the Company have.

(8) Executive Suite Office.

The Company shall provide to Executive and pay the commercially reasonable costs of rental, furnishing, equipping (including telephone, facsimile machine, computer line and internet service), setting up and operating an executive suite office for Executive for the period commencing November 1, 2002 through the date Executive begins other employment or October 31, 2003, whichever first occurs. The Company agrees that "operating costs" shall include all rental, parking and telephone charges.

(9) Conveyance of LapTop Computer.

The Company shall convey to Executive by bill of sale the H-P lap-top computer and docking station, together with all installed software (but without any proprietary information of the Company), currently being used by Executive.

(10) Cellular Phone.

The Company shall pay for or reimburse Executive for all service charges incurred by Executive for the use of his cellular phone through October 31, 2003, for a maximum of $500.00 per month.

(11) Colorado Avalanche Season Tickets.

The Company acknowledges that Executive is the owner of and shall retain all rights with respect to four (4) season tickets to the Colorado Avalanche, which tickets the Company has in the past purchased from Executive and used for its business purposes. Executive acknowledges that the Company has no continuing commitment to purchase Colorado Avalanche tickets from Executive and that there is no amount owed to Executive with respect to such tickets. However, for the current 2002-03 hockey regular season, the Company has paid for the season tickets and will retain the tickets, except for tickets to up to seven games selected by Executive, for which Executive shall have the exclusive right to use the tickets. The Executive shall pay the Company the face value price for each such ticket as to which he has the exclusive use. The Executive shall have the exclusive right to use any playoff tickets for the 2002-03 hockey season, and Executive shall be responsible for obtaining and paying the cost of any such playoff tickets.

(12) Reimbursement of Legal Fees.

The Company shall pay directly or reimburse Executive for all reasonable legal fees and related expenses incurred by Executive in connection with the negotiation and drafting of the Agreement.

(13) Beaver Creek Parking.

The Company shall transfer a deeded parking space in the Beaver Creek parking garage to Executive.

(14) Hotel Discount Privileges.

The Company shall provide to Executive for use by Executive and members of his immediate family, during the period commencing November 1, 2002 through October 31, 2005, priority booking and discount privileges at all hotels and other lodging facilities in which the Company or any of its affiliates now or hereafter owns an equity interest. The discount privileges afforded to Executive shall be the same as those afforded, from time to time, to line level employees of the Company.